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CONTACT: River Oaks Partnership Services, Inc.
         (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


         DENVER, COLORADO, September 1, 2000 -- As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Friday, September 15, 2000. The Offers were previously scheduled to expire at 5:00 p.m., on Friday, September 1, 2000.

         AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on August 31, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.



                                                                     PURCHASE PRICE                 NUMBER OF
    NAME OF PARTNERSHIP                                                 PER UNIT                 UNITS TENDERED
    -------------------                                              --------------              --------------
Angeles Income Properties Ltd. III                                       $ 49.31                     1,388
Angeles Income Properties Ltd. VI                                         181.00                     6,147
Angeles Partners VII                                                      400.77                       400
Century Properties Fund XIV                                               169.00                     657.5
Century Properties Fund XV                                                153.00                       554
Century Properties Fund XVI                                                46.00                       581
Century Properties Fund XIX                                               289.18                     1,138
Consolidated Capital Properties 3                                          37.08                   1,323.5
Consolidated Capital Properties 4                                         196.74                     5,395
Consolidated Capital Properties 6                                          11.67                     1,976
National Property Investors III                                           374.19                       336


         For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.